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                     FIRST AMENDMENT TO EMPLOYMENT AGREEMENT


         This First Amendment, dated as of January 30, 2003 (the "Amendment"), to Employment Agreement entered into as of January 14, 2003 by and between M.H. MEYERSON & CO., INC., a New Jersey corporation ("MHM" or "Employer"), with offices located at Newport Office Tower, 525 Washington Boulevard, 34th Floor, Jersey City, New Jersey 07310, and JOHN P. LEIGHTON, residing at 180 Nassau Blvd., Garden City, New York 11530 ("Employee").

                                    Recitals
                                    --------

         A. As of January 14, 2003, the parties executed an Employment Agreement (the "Agreement") pursuant to which Employer retained Employee as the Chief Executive Officer of Employer.

         B. The parties have agreed to make certain adjustments to the form and amount of compensation to be paid to Employee pursuant to the Agreement.

         C. The parties now desire to amend the Agreement to reflect the foregoing as hereinafter set forth.

                                    Agreement
                                    ---------

         In consideration of the agreements contained herein, the parties hereto hereby agree as follows:

         Section 1. Definitions. All capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

         Section 2.   Amendments.


         (a) Section 4(c) of the Agreement is amended by deleting the words "twelve and one- half (12.5%) percent" in the third line thereof and inserting the words "eleven (11%) percent" in their stead.

         (b) Section 4(f) of the Agreement is amended by inserting the following text as the third, fourth and fifth sentences thereof:

              "Effective January 30, 2003, Employer is issuing to Employee an additional three hundred seventy-five thousand (375,000) shares of Common Stock (the "Additional Shares"). The Additional Shares are unregistered and fully vested as of January 30, 2003. The Shares and the Additional Shares are collectively referred to as the "Shares".

         (c)  Section 4(g) of the Agreement is deleted in its entirety.

         (d) Section 4(i) of the Agreement is amended by deleting the text thereof in its entirety and inserting the following language in its stead:

         "(i) Employer agrees, after obtaining the shareholder approval referred to in subclause (h) above, to promptly file a Registration Statement on Form S-3 (or if Form S-3 is not


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         available, on Form S-1 or Form SB-2, if available) for resale of the shares of Common Stock issuable upon exercise of the Warrants."

         (e) Section 4(j) of the Agreement is amended by deleting the words "Options and" in the eighth line thereof.

         Section 3. Effect of Amendments. Except as expressly stated herein, the Agreement is and shall be unchanged and remain in full force and effect. Except as specifically stated herein, the execution and delivery of this Amendment shall in no way release, harm or diminish, impair, reduce or otherwise affect, the respective obligations and liabilities under the Agreement, all of which shall continue in full force and effect.

         Section 4. Miscellaneous. This Amendment is a contract made under and shall be construed in accordance with and governed by the laws of the state of New Jersey. This Amendment shall benefit and bind the parties hereto and their respective assigns, successors and legal representatives. This Amendment may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument. All titles or headings to the sections or other divisions of this Amendment are only for the convenience of the parties and shall not be construed to have any effect or meaning with respect to the other content of such sections, subsections or the divisions, such other content being controlling as to the agreement between the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.


                                        M.H. MEYERSON & CO., INC.


                                        By:  /s/ Martin H. Meyerson
                                           ------------------------
                                             Martin H. Meyerson
                                             Co-Chairman


                                             /s/ John P. Leighton
                                        ------------------------
                                             John P. Leighton